Exhibit 10.10

MASTER CONSULTING AGREEMENT

THIS MASTER CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2021 (the “Effective Date”), by and between Castle Creek Biosciences, LLC (“Castle Creek”), a Delaware limited liability company, having a place of business at 405 Eagleview Boulevard, Exton, PA 19341 and John Maslowski (“Consultant”), with an address at 106 Longfields Way, Downingtown, PA 19335. Castle Creek and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Castle Creek desires to engage Consultant to provide services to Castle Creek, and Consultant desires to accept engagement on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1. Services.

1.1. From time to time, Castle Creek may submit to Consultant written work orders substantially in the form of Exhibit A that specify the services to be performed (“Services”) and any deliverables (“Deliverables”) to be provided by Consultant under such work orders, as well as any applicable terms and conditions (including delivery and performance schedules, and fees) under which Consultant shall perform such Services. Upon acceptance of a work order by Castle Creek, such work order shall become a “Work Order” hereunder. Consultant is not authorized to perform any services on behalf of Castle Creek, other than pursuant to a Work Order established as set forth above. Consultant shall be an active consultant to the Company and will attend meetings at the Company’s request or otherwise provide equivalent services to the Company remotely via e-mail, teleconference, or videoconference.

1.2. Consultant represents and warrants that Consultant has the appropriate expertise and experience in the field for which Consultant is agreeing to provide Services on behalf of Castle Creek. Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such services in Consultant’s profession and using Consultant’s expertise and creative talents. Consultant will perform Services in a timely manner and at a location, time and place that Consultant deems appropriate. Consultant will perform the Services in compliance with all applicable federal, state and local laws, statutes, rules and regulations.

1.3. Consultant and Castle Creek acknowledge and agree this Agreement is an independent contractor agreement and does not create an employer/employee or agency relationship between Castle Creek and Consultant. Accordingly, Castle Creek, shall have no withholding obligations with respect to Consultant’s compensation and Consultant shall be solely responsible for payment of, and shall indemnify and hold Castle Creek harmless against, all taxes, including, without limitation, federal, state and local taxes arising out of Consultant’s compensation under this Agreement. Consultant shall not be covered by or have any rights to participate under any employee benefit plans of Castle Creek that are in existence or hereafter adopted or implemented and Castle Creek shall not be responsible for payment of workers’ compensation, disability benefits or unemployment insurance. As an independent contractor, Consultant shall not have the power or authority to bind Castle Creek to any obligations whatsoever to third parties without the prior written consent of Castle Creek.

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1.4. Consultant will provide, at its own expense, a place of work and all equipment, tools, and other materials necessary to perform and complete the Services; however, to the extent necessary to perform and complete the Services and for no other purpose, Castle Creek may make its equipment (including a computer) or facilities available to Consultant. Consultant agrees that if Consultant uses Castle Creek’s equipment or facilities, regardless of whether Castle Creek grants permission to Consultant to do so (which if granted, will be gratuitous), Consultant (a) will use Castle Creek’s equipment or facilities solely for the benefit of Castle Creek, (b) will not provide access to Castle Creek’s equipment or facilities to any third party without Castle Creek’s prior written approval, (c) will not upload or store any data or information on any Castle Creek equipment except as is necessary for the performance of the Services, (d) agrees that all data and information contained in or uploaded to any Castle Creek equipment shall belong to Castle Creek and shall be considered Castle Creek’s “Confidential Information” hereunder subject to Section 5, and (e) will be responsible for any injury (including death) to any person or damage to any property (including Castle Creek’s property) arising from such use.

1.5. Consultant represents and warrants to Castle Creek that this Agreement does not violate or breach, and Consultant’s performance of Consultant’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Consultant is subject or bound. Consultant represents, warrants, covenants and agrees that (a) Consultant will not improperly use or disclose any proprietary information or trade secrets of any other party, (b) Consultant will not bring onto the premises of Castle Creek or place on any Castle Creek network systems or any Castle Creek device any unpublished documents or any property belonging to any other party unless consented to in writing by said party, and (c) the Deliverables, including without limitation, Castle Creek’s user thereof, will not infringe or misappropriate any rights of any third party.

2. Term and Termination.

2.1. Subject to the terms and provisions set forth below in this Section 2, the term of this Agreement will begin on the Effective Date and remain in effect for a term of two (2) years, unless and until terminated as set forth herein. This Agreement may be extended or renewed upon the mutual written consent of the Parties. To the extent there are any ongoing Work Orders at the time of expiration of this Agreement, this Agreement will remain in effect only with respect to, and until the completion of the relevant Statements of Work.

2.2. Either Party may terminate this Agreement or any Work Order at any time with or without cause for its convenience, effective upon thirty (30) days’ notice to the other Party. In addition, either Party may terminate this Agreement or any Work Order immediately upon written notice to the other Party if the other Party breaches this Agreement or the Work Order, as the case may be, and does not fully cure the breach to the non-breaching Party’s satisfaction within ten (10) days after the non-breaching Party gives notice of the breach to the breaching Party. Any notice of termination shall specify the applicable Statement(s) of Work that are being terminated or that this Agreement is being terminated in its entirety. The termination or expiration of a single Work Order shall not cause the automatic termination of this Agreement or of any other Work Order.

2.3. Castle Creek may immediately terminate this Agreement as set forth in Section 9.3.

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2.4. Castle Creek may suspend any Work Order and the Services being performed thereunder at any time with or without cause for its convenience, effective upon notice to Consultant. Any such suspension may extend for a period of up to one (1) year or such longer period as mutually agreed upon by the Parties (“Suspension Period”). In the event Castle Creek has not removed the suspension and re-started the applicable Work Order by the end of the Suspension Period, then the applicable Work Order will be considered terminated by Castle Creek for convenience pursuant to Section 2.2. Upon receipt of a suspension notice, Consultant shall promptly cease performing any work not necessary for the orderly suspension of the affected Work Order or for the fulfillment of regulatory requirements, and will use commercially reasonable efforts to minimize any non-cancelable expenses.

2.5. Upon termination of this Agreement or any Work Order, all obligations of Castle Creek under this Agreement or the Work Order, as the case may be, shall terminate except with respect to payment for Services properly rendered prior to the date of termination, and reimbursement of expenses to which Consultant would have been entitled under this Agreement, it being agreed that such payment shall constitute full settlement of any and all claims of Consultant of every description. All of Consultant’s obligations, including without limitation the provisions of this Agreement relating to Confidential Information, under this Agreement shall survive any termination of this Agreement. Any funds held by Consultant which are unearned shall be returned to Castle Creek within thirty (30) days after the conclusion or early termination of this Agreement or any Work Order.

3. Compensation.

3.1 Subject to the terms and conditions of this Agreement, Castle Creek shall pay Consultant the fees specified in each Work Order (“Fees”) as Consultant’s sole and complete compensation for all Services, Deliverables, and rights provided by Consultant under this Agreement. Fees payable at a per diem or hourly rate are only for those days or hours actually worked by Consultant. Payment of the Fees is subject to the completion of the Services to the reasonable satisfaction of Castle Creek.

3.2 If applicable, all payments under this Agreement are contingent upon Consultant’s completion, execution and sending to Castle Creek a completed Form W-9, Form W-8-BEN or other foreign withholding certificate, as applicable.

3.3 Consultant shall submit an itemized and detailed invoice to accountspayable@castlecreekbio.com for Services to Castle Creek on a monthly basis or in accordance with the payment schedule set forth in the applicable Work Order. In no event shall the total amount invoiced under a particular Work Order exceed the budget set forth in such Work Order, unless mutually agreed upon by the Parties in writing. Castle Creek shall remit payment to Consultant within thirty (30) days of Castle Creek’s receipt of an undisputed invoice.

3.4 Castle Creek and Consultant acknowledge and agree that the compensation herein represents the fair market value for the Services, has not been determined in a manner that takes into account the volume or value of any business otherwise generated between the Parties, and shall not obligate or in any manner encourage Consultant to purchase, use, recommend, or arrange for the use of any product developed, manufactured, and/or marketed by Castle Creek, any of its Affiliates and/or business collaborators, or to affect the formulary status of any products of Castle Creek, any of its Affiliates and/or business collaborators. “Affiliate” means any entity or person that controls, is controlled by or is under common control with Castle Creek. “Control” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

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3.5 Consultant agrees to maintain complete and accurate accounting records in accordance with generally accepted accounting principles for a period of one (1) year following termination of this Agreement. Castle Creek shall have the right, upon reasonable notice, to audit, at any time, up to one year after payment of its final invoice, Consultant’s records relating to the Fees, direct costs, expenses and disbursements made in connection with the Services.

3.6 If Consultant or any Consultant personnel, if applicable, performing Services hereunder is licensed by, and practicing in, a jurisdiction that requires Castle Creek to report payments or other value transferred to Consultant and/or such personnel, or if reporting is otherwise required, it is understood by Consultant that Castle Creek will report all payments and may be required to report other value transferred to Consultant and/or such personnel under this Agreement. Consultant understands that information about payments or other value transferred to Consultant or its employees, contractors or other personnel by Castle Creek may be made publicly available and may include identifying information including, but not limited to, Consultant’s name, address, medical license number, nature of the Services, and the value and nature of any payments or other value transferred. Consultant will track and report to Castle Creek all payments made to individuals and institutions who provide healthcare services to patients where such payments are made pursuant to this Agreement (“Payments to Healthcare Professionals”). All Payments to Healthcare Professionals shall be reported to Castle Creek by Consultant upon Castle Creek’s request and in a format agreed upon by the Parties. The obligations of this section shall survive the expiration or earlier termination of this Agreement.

4. Expense Reimbursements.

Consultant shall be reimbursed for all reasonable and necessary expenses (i.e. coach class airfare; ground transportation; and lodging) incurred by Consultant when travelling at Castle Creek’s request. Prior to receiving such reimbursement, Consultant shall submit documentation and receipts for such expenses in sufficient detail for deduction by Castle Creek as an expense. Expenditures in excess of $500.00 must be pre-approved in writing by Castle Creek.

5. Confidential Information.

5.1. “Confidential Information” means any and all information disclosed directly or indirectly to Consultant in any form (written, oral, electronic, or otherwise) by Castle Creek or any of its Affiliates, including but not limited to, its or its Affiliates’ representatives, or learned by Consultant as a result of or in connection with this Agreement or the Services provided hereunder. Confidential Information includes, without limitation, information about Castle Creek’s or its Affiliates’ business, finances, operations, research and development, clinical studies and related activities (including protocols, data, findings and conclusions), technical information, marketing information, manufacturing information, information about actual or potential transactions conducted or contemplated, regulatory information, and other information about Castle Creek’s discoveries, inventions (whether patentable or not), trade secrets, methods, processes, materials, algorithms, software, source codes, specifications, designs, drawings, schematics, data, strategies, plans, prospects, know-how, formulas, processes and ideas (whether tangible or intangible), and including all copies, analyses and derivatives thereof, service reports, price lists, product licensing information, the terms and provisions of this Agreement, clients, customers, suppliers, employees, consultants, marketing plans, forecasts, formats, systems, data gathering methods and/or strategies of Castle Creek. Any documents, memoranda, programs, or drafts which incorporate or include any Confidential Information shall also be deemed Confidential Information. Confidential Information shall not include information which: (i) was rightfully known to Consultant prior to receipt from Castle Creek (and such prior knowledge can be properly demonstrated); (ii) was or becomes a matter of public information or publicly available through no fault of Consultant’s own; or (iii) was developed independently by Consultant (and such independent development can be properly demonstrated) outside the scope of this engagement and without the use of or reference to any Castle Creek Confidential Information

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5.2. Consultant covenants and agrees that Consultant will treat as confidential and will not use (other than in the performance of Consultant’s duties hereunder), or disclose in any manner either during or after the term of this Agreement any Confidential Information. Consultant also agrees that Consultant will diligently protect all Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by Castle Creek for the purpose of protecting such information.

5.3. All Confidential Information which shall be disclosed to or which shall come into the possession of Consultant, shall be and remain the sole and exclusive property of Castle Creek. Consultant agrees that upon the termination of this Agreement, or at any other time upon request, Consultant will promptly deliver to Castle Creek or destroy the originals and all copies of any Confidential Information that are in Consultant’s possession, custody, or control, and any other property belonging to Castle Creek.

5.4. Pursuant to the Defend Trade Secrets Act of 2016, Consultant acknowledges and understands that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of Castle Creek or any of its Affiliates that is made by Consultant (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Work Product.

6.1. The terms and provisions of this Section 6 shall apply only to Work Product (as hereinafter defined) which Consultant makes, develops, or conceives, either solely or jointly with others, as part of the services Consultant is providing to Castle Creek or with the use of Castle Creek’s Confidential Information, material, facilities, employees or advisors.

6.2. Consultant acknowledges that Castle Creek is the owner of the Castle Creek Confidential Information and agrees not to dispute, contest or deny any such ownership rights of Castle Creek, either during or after Consultant’s engagement by Castle Creek.

6.3. Consultant hereby assigns and agrees to assign to Castle Creek, its successors, assigns, or designees, all of Consultant’s rights to any and all inventions (whether patentable or unpatentable), improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, manufacturing, distribution, commercialization and licensing of pharmaceutical or any other products or product candidates (“Work Product”) which, during the term this Agreement, Consultant makes, develops, or conceives, either solely or jointly with others, as part of the Services provided to Castle Creek or with the use of Castle Creek’s Confidential Information, material, facilities, employees or advisors.

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6.4. Consultant agrees to fully and promptly disclose in writing to Castle Creek any such Work Product as such Work Product from time to time may arise. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Work Product pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Work Product. Consultant further agrees, without charge to Castle Creek other than reimbursement of Consultant’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of the Work Product and to vest title to such Work Product in Castle Creek, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Consultant further agrees to give all lawful testimony, including without limitation depositions, during or after the term this Agreement, which may be required in connection with any proceedings involving any Confidential Information, patent or patent application so assigned by Consultant.

7. Non-solicitation of Employees and Independent Contractors.

During the term of this Agreement and for a period of twelve (12) months after its termination for any reason, Consultant will not, without the prior written consent of Castle Creek, directly or indirectly, on Consultant’s own behalf or in the service or on behalf of others solicit, employ, interfere with, divert, recruit or attempt to recruit any employee or independent contractor of Castle Creek to leave such employment or engagement, whether or not such engagement is pursuant to a written contract by Castle Creek or at will.

8. Remedies and Special Severability.

8.1. Consultant acknowledges and agrees that by virtue of the duties and responsibilities attendant to Consultant’s performance of the Services and the special knowledge of Castle Creek’s affairs, business, clients, and operations, that Castle Creek will have as a consequence of such Services, irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7 and/or 9 hereof. Consultant further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of Castle Creek. Consultant acknowledges and agrees that Castle Creek will have no adequate remedy at law and would be irreparably harmed, if Consultant actually breaches or threatens to breach any of the provisions of Sections 5, 6, and/or 7 hereof. Consultant agrees that Castle Creek shall be entitled to equitable and/or injunctive relief to prevent any actual breach or contemplated breach of Sections 5, 6, and/or 7 hereof, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that Castle Creek may have. Consultant further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Sections 5, 6, 7 and/or 8 hereof, raise the defense that Castle Creek has an adequate remedy at law.

8.2. Nothing contained in this Agreement shall limit, abridge, or modify the rights of Castle Creek under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

8.3. The terms and provisions of Sections 5, 6, 7 and/or 8 hereof are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the Parties to this Agreement that the potential restrictions on Consultant’s conduct are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Sections 5, 6, 7 and/or 8 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained therein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

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9. Compliance.

9.1.	Consultant represents, warrants and covenants that:

9.1.1.

Neither Consultant nor any employees or permitted subcontractors have been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where Castle Creek intends to develop its activities and Consultant agrees to promptly notify Castle Creek upon receipt of any such notice or similar notice and further agrees, upon Castle Creek’s request, to provide a separate written certification, on a form provided by Castle Creek, to this effect;

9.1.2.

Consultant, its employees, and permitted subcontractors have not made, offered or solicited and will not make, offer or solicit any remuneration, kickbacks, or anything else of value to any person or entity in violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)) or any applicable state anti-kickback statutes;

9.1.3.

Consultant conducts its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and other similar anti-corruption legislation in other jurisdictions;

9.1.4.

Consultant shall comply with the terms of the Sunshine Act Final Rule at 42 CFR Parts 402 and 403 (together with any regulations promulgated thereunder, the “Sunshine Act”), if applicable, which shall include, but is not limited to, reporting payments made to Consultant if so required by the Sunshine Act, as it may be amended from time to time;

9.1.5.

Consultant will not, engage in any activity, practice or conduct that would breach or contravene all applicable laws regarding tax evasion or the facilitation of tax evasion in connection with this Agreement;

9.1.6.

With respect to any committee of which Consultant, its employees, or permitted subcontractors, are a member and which (a) sets drug formularies; and/or (b) develops clinical practice guidelines (“Committee”), Consultant shall inform such Committee of the existence of this Agreement and the nature of the services provided by Consultant hereunder. Such disclosures shall be made on a confidential basis. Furthermore, Consultant shall follow the procedures set forth by the Committee to avoid any appearance of impropriety that may result from Consultant’s performance of the services. The obligations of this section shall remain for two (2) years following the termination or expiration of this Agreement;

9.1.7.

If Consultant is to speak about any Castle Creek product as part of the Services to be provided, Consultant will do so in a manner consistent with Castle Creek’s policies and written instructions and/or training. If speaking on behalf of Castle Creek, Consultant represents that it will not promote or actively discuss off-label uses for Castle Creek products;

9.1.8.

Consultant has disclosed this arrangement to Consultant’s employer, to the extent required by Consultant’s employer, and obtained all necessary authorizations to perform Services and receive compensation hereunder, if any;

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9.1.9.	Consultant will comply with all reasonable Castle Creek policies and procedures of which Consultant is informed.

9.2. Consultant shall notify Castle Creek immediately if, at any time during the term of this Agreement, any compliance representation and warranty is no longer true, complete, or accurate.

9.3. Notwithstanding anything to the contrary in this Agreement, Castle Creek may, in addition to its other rights and remedies it may have, immediately terminate this Agreement or any Work Order in the event Castle Creek receives any information which it, in good faith, determines to be evidence of an actual, alleged, possible or potential breach by Consultant of any compliance representation, warranty or covenant. In the event a court determines that Consultant has breached this Section 9 or Consultant acknowledges in writing that he has breached this Section 9, Castle Creek shall have no liability to Consultant for any charges, fees, reimbursements or other compensation or claims under this Agreement, including for services previously performed, and Consultant shall be responsible for any loss, cost, claim, liability, penalty or damage Castle Creek may incur resulting from the breach of this Section 9 (including, without limitation, those arising as a consequence of Castle Creek’s termination of this Agreement or any Work Order).

10. Indemnification.

10.1. Castle Creek shall indemnify, defend and hold Consultant, its affiliates, officers, directors, employees, permitted sub-contractors and agents harmless from any claim, suit, liability, loss, cost, and expense (including reasonable attorneys’ fees and costs) incurred by Consultant, or any of them, as a result of or arising from Castle Creek’s negligent act or omission, willful misconduct or breach of any provision of this Agreement. Consultant shall indemnify, defend and hold Castle Creek, its affiliates, officers, directors, employees, sub-contractors and agents harmless from any claim, suit, liability, loss, cost, and expense (including reasonable attorneys’ fees and costs) incurred by Castle Creek, or any of them, as a result of or arising from Consultant’s negligent act or omission, willful misconduct or breach of any provision of this Agreement.

10.2. Each Party’s agreement to indemnify, defend and hold harmless the other Party is conditioned on the indemnified Party: (i) providing written notice to the indemnifying Party of any claim or demand for which is it seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, except that the indemnified Party may cooperate in the defense at its expense using its own counsel; (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparing for and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party’s written consent.

11. Notices.

All notices, requests, consents, and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such Party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

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Castle Creek:	Castle Creek Biosciences, LLC
Attn: General Counsel 405 Eagleview Boulevard Exton, PA 19341 USA

Consultant:	John Maslowski
Address:

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt requested.

12. Binding Agreement.

The rights and obligations of Castle Creek under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Castle Creek. This Agreement may not be assigned in whole or in part by Consultant without Castle Creek’s prior written consent.

13. Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

14. Waiver.

The waiver by one Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other Party.

15. Entire Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to Consultant’s provision of the Services and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, excluding the Separation and Release of Claims Agreement between the Consultant and Castle Creek Biosciences, Inc., executed effective as of May 31, 2021 and may not be changed orally, but only by an agreement in writing signed by the Party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

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16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of this Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

17. Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to the principles of conflicts of law of any jurisdiction. The Parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or Delaware state courts located in Wilmington, Delaware or Dover, Delaware, and the Parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.

18. Captions.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be duly executed as of the date set forth.

Castle Creek Biosciences, LLC		John Maslowski
(“Castle Creek”)		(“Consultant”)

By:	/s/ Matthew Gantz	By:	/s/ John Maslowski

Name:		Name:

Title:		Title:

Date:		Date:

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EXHIBIT A

FORM OF WORK ORDER

WORK ORDER #___

This Work Order dated ____________, 20__ by and between Castle Creek Biosciences, LLC (“Castle Creek”) and [CONSULTANT NAME] (“Consultant”) and is incorporated into the Master Consulting Agreement dated _____________, 20__ (“Agreement”) by and between Castle Creek and Consultant. This Work Order describes Services to be performed and provided by Consultant pursuant to the Agreement. In the event of any conflict between the Agreement and any provision of this Work Order, the Agreement will control unless the Parties’ intent to alter the terms of the Agreement is expressly set forth in such provision, and such alteration shall only apply to this Work Order and shall not be construed as an amendment to the terms of the Agreement. All capitalized terms used and not expressly defined in this Work Order will have the meanings given to them in the Agreement.

•	Project Name or Services Reference: Consulting services related to:

•	Objective:

•	Scope of Work:

•	Anticipated Timeframe to Completion:

•	Anticipated Number of Hours:

•	Deliverable(s):

•	Fees: [Delete the fee structures that don’t apply]

•	$______/per hour, not to exceed a total of ______________, without prior written approval.

•	$______/per day, not to exceed a total of ______________, without prior written approval.

•	Lump sum amount of $

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have caused this Work Order to be duly executed as of the last date set forth below.

Castle Creek Biosciences, LLC	John Maslowski

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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